EXHIBIT 99.2

Nasdaq Grants Kaival Brands 180-day Extension to Regain Compliance

GRANT-VALKARIA, Fla., August 02, 2023 (GLOBE NEWSWIRE) -- Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) (“Kaival Brands,” the “Company” or “we,” “our” or similar terms), a company focused on incubating and commercializing innovative products into mature and dominant brands, with a current focus on the distribution of electronic nicotine delivery systems (ENDS) intended for adults 21 and over, today announced that the NASDAQ Stock Market (“Nasdaq”) has granted Kaival Brands an additional 180 days to regain compliance with Nasdaq’s $1.00 minimum bid price rule requirement under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), following the expiration of the initial 180 days period to regain compliance on July 31, 2023.

Nasdaq’s action follows the submission by Kaival Brands to Nasdaq of a plan for regaining compliance with the Bid Price Rule.

As a result of the extension, Kaival Brands now has until January 29, 2024 to regain compliance with the $1.00 minimum bid price rule requirement. If at any time before January 29, 2024, the bid price of Kaival Brands’ common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification to Kaival Brands that it has achieved compliance with the bid price requirement. If Kaival Brands chooses to implement a reverse stock split to regain compliance with the Bid Price Rule, it must complete the reverse split no later than 10 business days prior to the expiration of the additional 180 calendar day period in order to timely regain compliance.

If Kaival Brands does not regain compliance with the bid price requirement by January 29, 2024, Nasdaq will provide written notification to Kaival Brands that its common stock will be subject to delisting. At such time, Kaival Brands may appeal the delisting determination to a Nasdaq Hearings Panel. There can be no assurance that, if Kaival Brands does appeal a subsequent delisting determination, such appeal would be successful. Kaival Brands’ common stock would remain listed pending the Panel’s decision.

The current notification from Nasdaq has no immediate effect on the listing or trading of the Kaival Brands’ common stock, which will continue to trade on the Nasdaq Capital Market under the symbol “KAVL”.

ABOUT KAIVAL BRANDS

Based in Grant-Valkaria, Florida, Kaival Brands is a company focused on incubating and commercializing innovative products into mature and dominant brands, with a current focus on the distribution of electronic nicotine delivery systems (ENDS) also known as “e-cigarettes” for use by customers 21 years and older. Our business plan is to seek to diversify into distributing other nicotine and non-nicotine delivery system products (including those related to hemp-derived cannabidiol (known as CBD) products). Kaival Brands and Philip Morris Products S.A. (via sublicense from Kaival Brands) are the exclusive global distributors of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands at https://ir.kaivalbrands.com/overview/default.aspx.

ABOUT KAIVAL LABS

Based in Grant-Valkaria, Florida, Kaival Labs, Inc. is wholly-owned subsidiary of Kaival Brands focused on developing new branded and white-label products and services in the vaporizer and inhalation technology sectors. Kaival Labs’ current patent portfolio consists of 12 existing and 46 pending with novel technologies across extrusion dose control, product preservation, tracking and tracing usage, multiple modalities and child safety. The patents and patent applications cover territories including the United States, Australia, Canada, China, the European Patent Organisation, Israel, Japan, Mexico, New Zealand and South Korea. The portfolio also includes a fully-functional proprietary mobile device software application that is used in conjunction with certain patents in the portfolio.

Learn more about Kaival Labs at https://kaivallabs.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and the statements of the Company’s management and partners included herein and related to the subject matter herein includes statements that constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which are statements other than historical facts. You can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results (including, without limitation, the results of the Company’s efforts to regain compliance with the Nasdaq’s Bid Price Rule) could materially and adversely differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to: (i) future actions by the FDA in response to the 11th Circuit Court’s decision that could impact our business and prospects, (ii) the outcome of FDA’s scientific review of Bidi Vapor’s pending FDA Premarket Tobacco Product Applications, (iii) the results of international marketing and sales efforts by Philip Morris International, the Company’s international distribution partner, (iv) how quickly domestic and international markets adopt our products, (v) the scope of future FDA enforcement of regulations in the ENDS industry, (vi) the FDA’s approach to the regulation of synthetic nicotine and its impact on our business, (vii) potential federal and state flavor bans and other restrictions on ENDS products, (viii) the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute, (ix) general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, (x) the effects of steps that we could take to reduce operating costs, (xi) our inability to generate and sustain profitable sales growth, including sales growth in U.S. and international markets, (xii) circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives, (xiii) significant changes in our relationships with our distributors or sub-distributors and (xiv) other factors detailed by us in our public filings with the Securities and Exchange Commission, including the disclosures under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022, filed with the Securities and Exchange Commission on January 27, 2023 and accessible at www.sec.gov. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

All Press Inquiries and Kaival Brands Investor Relations:
Stephen Sheriff, Director of Communications and Administration
Ir.kaivalbrands.com
investors@kaivalbrands.com